                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                SCHEDULE 14D-9/A

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)

                Drexel Burnham Lambert Real Estate Associates II
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                            (Name of Subject Company)

                Drexel Burnham Lambert Real Estate Associates II
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                       (Name of Persons Filing Statement)

                            Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
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 (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         The information in the Offer to Purchase of AIMCO Properties, L.P. dated August 30, 2001 together with the Supplement dated September 24, 2001 (the "Offer") and Letter to Limited Partners dated August 30, 2001 is incorporated herein by reference in answer to all of the Items of Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14D-9/A is being filed by Drexel Burnham Lambert Real Estate Associates II, a New York limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Limited partnership units of the Partnership are the subject of the tender offer.

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to Schedule TO of AIMCO Properties, L.P. dated August 30, 2001 is incorporated herein by reference.)

         (b) Letter to Limited Partners dated August 30, 2001 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P. dated August 30, 2001 is incorporated herein by reference.)

         (c) Supplement to Offer to Purchase of AIMCO Properties, L.P. (Exhibit 7 to Schedule TO/A of AIMCO Properties, L.P. dated September 24, 2001 is incorporated herein by reference.)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 25, 2001


                                                DREXEL BURNHAM LAMBERT REAL
                                                ESTATE ASSOCIATES II, a New York
                                                limited partnership

                                                By: DBL Properties Corporation
                                                    Its General Partner

                                                By: /s/ Patrick J. Foye
                                                   -----------------------------
                                                    Patrick J. Foye
                                                    Executive Vice President

                                  EXHIBIT INDEX

EXHIBIT NO.           DESCRIPTION
-----------           -----------
    (a)        Offer to Purchase of AIMCO Properties, L.P. (Exhibit 1 to
               Schedule TO of AIMCO Properties, L.P. dated August 30, 2001 is incorporated herein by reference.)

    (b)        Letter to Limited Partners dated August 30, 2001 (Exhibit 4 to
               Schedule TO of AIMCO Properties, L.P. dated August 30, 2001 is incorporated herein by reference.)

    (c)        Supplement to Offer to Purchase of AIMCO Properties, L.P.
               (Exhibit 7 to Schedule TO/A of AIMCO Properties, L.P. dated
               September 24, 2001 is incorporated herein by reference.)